Exhibit 10.1

FIRST AMENDMENT TO

ZAZA ENERGY CORPORATION

2012 LONG-TERM INCENTIVE PLAN

(as amended and restated on February 6, 2015)

THIS FIRST AMENDMENT is hereby made to the ZaZa Energy Corporation 2012 Long-Term Incentive Plan as amended and restated on February 6, 2015 (the “Plan”) by ZaZa Energy Corporation (the “Company”).

W I T N E S S E T H

WHEREAS, the Company has heretofore established and maintains the Plan; and

WHEREAS, the Company retained the right in Section 1.7 of the Plan to amend the Plan from time to time; and

WHEREAS, in order to assure that there are sufficient shares of common stock, par value $0.01 per share, of the Company available for future awards under the Plan, the Company desires to amend the Plan to (a) add an additional 10,000,000 shares to the Plan to ensure that additional shares are made available for issuance under the Plan; (b) allow for increases in shares available for award under the Plan to increase automatically in an amount equal to 15% of each offering, exchange or other issuance of common stock unless otherwise determined by the Board of Directors, (c) increase various limitations on the maximum number of common shares of the Company that may be issued to any one participant under the Plan in any one calendar year and (d) allow common shares subject to Awards that cease to be issuable as a result of forfeiture, cancellation, revocation, or amendment of an Award or the settlement of an Award, in whole or in part, by the payment of cash to again be available for use under the Plan.

NOW THEREFORE, subject to applicable approval of the stockholders of the Company, the Plan is amended as follows:

1.                                      Effective as of the date approved by the stockholders of the Company, Section 1.3(a) of the Plan is amended and restated in its entirety to read as follows:

(a)  Authorized Common Shares.  The maximum number of shares of Common Stock that may be issued under the Plan shall be 12,336,460 shares. Notwithstanding this limitation, the aggregate number of shares of Common Stock that may be issued under the Plan shall be automatically increased (i) on June 30 of each fiscal year of the Company, commencing on June 30, 2015, by an amount equal to two percent of the then issued and outstanding shares of Common Stock and (ii) upon shares of Common Stock being issued from time to time for offerings, exchanges or other purposes excluding issuances in connection with Awards and events described in Section 1.3(c), by an amount equal to fifteen percent of the number of shares of Common Stock issued or a lesser number of Common Stock as determined by the Committee. The maximum number of shares of Common Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options is 50,000,000 shares, subject to the maximum Plan share limit described above. The foregoing limitations on the number of shares of Common Stock that may be issued and that may be subject to Awards are subject to adjustment as provided in Section 1.3(c). The shares of Common Stock to be delivered under the Plan shall be fully paid and nonassessable and may be made available from authorized but unissued shares of Common Stock, treasury stock or shares of Common Stock acquired in the open market. No fractional shares shall be issued under the Plan. Payment for any fractional shares that would otherwise be issuable hereunder in the absence of the immediately preceding sentence shall be made in cash. Each share of Common Stock that is the subject of an Award, including each share underlying an Award that is measured by shares but that is intended to be settled in cash, shall be charged against the foregoing maximum share limitations at the time the Award is granted and may not again be made subject to Awards under the Plan pursuant to such limitations. Without limiting the generality of the foregoing, the number of shares of Common Stock remaining available for Award under the foregoing maximum share limitations, as reduced for charges in respect of Awards made from time to time, shall not be increased (nor shall prior charges be reversed) for, among other things, shares of Common Stock, (i) tendered in payment of the Exercise Price of any Option, (ii) tendered to or withheld by the Company to satisfy tax withholding or other obligations, and/or

(iii) repurchased by the Company, whether with Option proceeds or otherwise. Notwithstanding anything in this paragraph to the contrary, any shares that cease to be issuable as a result of forfeiture, revocation, cancelation or amendment of an Award or the settlement of an Award, in whole or in part, by the payment of cash may be again be available for Awards under the Plan.

2.                                      Effective as of the date approved by the stockholders of the Company, Section 1.3(b) of the Plan is amended and restated in its entirety to read as follows:

(b)  Certain Limitations on Awards.  The maximum number of shares of Common Stock subject to Options and Stock Appreciation Rights (combined) awarded to any one Participant pursuant to this Plan in any calendar year shall not exceed 10,000,000 shares. The maximum number of shares of Common Stock which may be subject to Awards of Restricted Stock made to any one Participant pursuant to this Plan in any calendar year shall be 10,000,000 shares. The maximum amount of compensation which may be paid to any Participant in any calendar year pursuant to Awards of Restricted Stock Units shall not exceed $10,000,000. The maximum amount of compensation which may be paid to any Participant in any calendar year pursuant to Awards of Phantom Stock under this Plan shall not exceed the Fair Market Value (determined as of the date of vesting) of 10,000,000 shares of Common Stock. The maximum amount of compensation that may be paid to any Participant in any calendar year pursuant to Other Stock or Performance-Based Awards under this Plan, (i) if the compensation under the Other Stock or Performance-Based Awards is denominated under the Award Agreement only in terms of shares of Common Stock or a multiple of the FMV Per Share of Common Stock, shall not exceed the Fair Market Value (determined as of the date of vesting) of 10,000,000 shares of Common Stock; or (ii) in all other cases, shall not exceed $10,000,000. The maximum amount of compensation any Participant can be paid in any calendar year pursuant to Awards that are intended to comply with the requirements for Performance-Based Compensation (and are designated as such) shall not exceed $10,000,000. The foregoing limitations on the number of shares of Common Stock that may be issued and that may be subject to Awards are subject to adjustment as provided in Section 1.3(c).

IN WITNESS WHEREOF, the Amendment is adopted and effective on July 6, 2015, the date approved by the stockholders of the Company.

ZaZa Energy Corporation

By:	/s/ Todd A. Brooks
Todd A. Brooks President and Chief Executive Officer